FOR IMMEDIATE RELEASE

January 21, 2005

Contact:  Ralph Weber, President

Phone:  (504) 457-6220

GS Financial Corp.  Announces Fourth Quarter Earnings

(NASDAQ:  GSLA)

Metairie, Louisiana – Ralph Weber, President of GS Financial Corp. (the “Company”), the holding company for Guaranty Savings and Homestead Association (the “Association”), announced losses for the quarter ended December 31, 2004 of $246,000, or $.21 per share, compared to earnings of $160,000, or $.14 per share, for the quarter ended December 31, 2003.  Earnings for the year ended December 31, 2004 were $199,000, or $.17 per share, compared to $691,000, or $.58 per share, for the year ended December 31, 2003.

Earnings for the fourth quarter of 2004 were adversely affected by a $497,000 write-down of the Association’s investment in FHLMC preferred stock due to losses which was determined to be “other than temporary” as defined by current accounting guidance.  Management felt that this action was necessary after reviewing data and analysis from several sources concerning the current financial position of FHLMC and the future prospects of recovery of at least some portion of the Association’s losses.

In addition, the Association took a $310,000 charge to fourth quarter earnings in the form of an increase to its allowance for loan losses.  This action was taken as part of the Association’s regular evaluation of the loan portfolio.

Net interest income for the quarter ended December 31, 2004 was $1.5 million compared to $1.1 million for the same period in 2003 and $5.6 million for the year ended December 31, 2004 compared to $3.8 million for the previous year.  The Company’s net interest margin increased to 3.06% for the fourth quarter of 2004 from 2.11% for the year earlier quarter and 2.76% for the year ended December 31, 2004 compared to 1.84% in 2003.

Total assets of the Company at December 31, 2004 amounted to $200.1 million compared to $214.7 million at December 31, 2003.  The reduction in assets is in part due to the utilization of cash to make scheduled principal reductions on FHLB advances, the principal repayment of mortgage backed securities, the sale of other investments and decreases in the market value of the Company’s investments.

There was significant growth in the Company’s loan portfolio during 2004.  Net loans at December 31, 2004 were $92.2 million compared to $77.4 million at December 31, 2003.  With the reduction of interest rates in the second quarter of 2004, the outstanding balance in customer deposit accounts began to decline, as anticipated, & continued through year-end.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition
(Unaudited)

($ in thousands)	December 31, 2004	December 31, 2003
ASSETS
Cash & Due from Banks	$ 1,613	$ 1,899
Interest Bearing Deposits	3,761	4,507
Federal Funds Sold	1,650	4,965
Securities Available-for-Sale, at Fair Value	94,557	119,271
Loans, Net	92,158	77,367
Accrued Interest Receivable	596	547
Premises & Equipment, Net	2,508	2,591
Stock in Federal Home Loan Bank, at Cost	2,445	2,726
Foreclosed Assets	-	52
Real Estate Held-for-Investment, Net	493	511
Other Assets	285	278
Total Assets	$ 200,066	$ 214,714

LIABILITIES
Interest Bearing Deposits	$ 129,758	$ 140,953
Non-Interest Bearing Deposits	965	1,155
FHLB Advances	39,689	42,135
Other Liabilities	710	1,163
Total Liabilities	171,122	185,406

STOCKHOLDERS' EQUITY
Common Stock & Additional Paid in Capital	$ 34,459	$ 34,265
Unearned ESOP Stock	(521)	(802)
Unearned RRP Trust Stock	(865)	(1,059)
Treasury Stock	(32,119)	(31,804)
Retained Earnings	28,286	28,553
Accumulated Other Comprehensive Income	(296)	155
Total Stockholders' Equity	28,944	29,308
Total Liabilities & Stockholders' Equity	$ 200,066	$ 214,714

Selected Asset Quality Data
Total Non Performing Assets	$ 894	$ 981
Non Performing Assets to Total Assets	0.45%	0.46%
Allowance for Loan Losses to Non Performing Assets	102.90%	61.23%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
($ in thousands, except per share data)	2004	2003	2004	2003
Interest Income	$ 2,796	$ 2,538	$ 10,989	$ 9,993
Interest Expense	1,297	1,455	5,436	6,178

Net Interest Income	1,499	1,083	5,553	3,815
Provision for Loan Losses	310	21	343	118
Net Interest Income after Provision for Loan Losses	1,189	1,062	5,210	3,697

Noninterest Expense	1,091	985	4,483	4,419
Net Income (Loss) Before Non-Interest Income and Income Taxes	98	77	727	(722)

Noninterest Income	(510)	34	(691)	1,476
Income Before Tax Expense	(412)	111	36	754

Income Tax Expense	(166)	(49)	(163)	63
Net Income	$ (246)	$ 160	$ 199	$ 691
Net Income Per Common Share	$ (0.21)	$ 0.14	$ 0.17	$ 0.58

Selected Operating Data
Weighted Average Shares Outstanding	1,156,537	1,139,674	1,156,441	1,194,296
Return on Average Assets [1]	-0.48%	0.30%	0.09%	0.32%
Non Interest Expense/Average Assets1	2.14%	1.82%	2.12%	2.06%
Net Interest Margin	3.06%	2.11%	2.76%	1.84%
[1] Annualized